Exhibit 99.1

The Board of Directors
By Design, Inc.

March 6, 2009

Dear Deanie;

Effective immediately, I resign from all offices including my position as a director of By Design, Inc.

I wish the Company the best success in the future.

Sincerely,

/s/ Bradley C. Underwood
Bradley C. Underwood